Exhibit 99.1
For Immediate Release

Contacts: Courtney Guertin
Corporate Communications Manager
401-457-9501
courtney.guertin@linmedia.com
Richard Schmaeling, Chief Financial Officer
401-457-9510
richard.schmaeling@linmedia.com

LIN Media LLC Announces Third Quarter 2013 Results

AUSTIN, TX, November 6, 2013 – LIN Media LLC (“LIN Media” or the “Company”; NYSE: LIN), a local multimedia company, today reported results for its third quarter ended September 30, 2013.

Summary of Results for the Third Quarter Ended September 30, 2013

•	Net revenues increased 23% to $163.1 million, compared to $133.1 million in the third quarter of 2012.

•
Local revenues, which include net local advertising revenues, retransmission consent fee revenues and television station website revenues, increased 44% to $105.5 million, compared to $73.1 million in the third quarter of 2012.

•	Net national revenues increased 26% to $32.8 million, compared to $26.1 million in the third quarter of 2012.

•
Interactive revenues, which include revenues from LIN Digital, Nami Media, Inc., Dedicated Media, Inc. and HYFN, Inc., increased 81% to $19.5 million, compared to $10.8 million in the third quarter of 2012.

•	Net political revenues were $2.6 million, compared to $20.4 million during the third quarter of 2012.

•	Operating income decreased 48% to $23.2 million, compared to $44.4 million in the third quarter of 2012.

•	Net income per diluted share was $2.63, which includes a $2.56 per share benefit from special items, compared to $0.36 in the third quarter of 2012, which included a charge of $0.05 per share.

Commenting on third quarter 2013 results, the Company’s President and Chief Executive Officer Vincent L. Sadusky said:
“We achieved another quarter of significant growth in revenues from our digital businesses and pay TV subscriber fees and our core time sales continue to gain momentum. Excluding record political revenues and our estimate of incremental Olympic revenues in 2012, core advertising revenues increased 3% on a same station basis in the third quarter. Looking forward, our long-term strategy and the increased demand for our innovative multiscreen advertising solutions position us well for the remainder of 2013 and the political year ahead."

Operating Highlights

•	Core local and national time sales combined, which excludes political time sales, increased 31% in the third quarter of 2013 compared to the third quarter of 2012.

•
The automotive category, which represented 27% of local and national advertising sales in the third quarter of 2013, was flat compared to the third quarter of 2012, and was up 4% on a same station basis excluding our estimate of incremental Olympics automotive advertising in 2012.

•
According to comScore’s September 2013 Media Metrix report, the Company’s unduplicated desktop reach equaled 78 million U.S. unique visitors, reaching over 35% of the total U.S. Internet audience(1) and the Company's advertising network, LIN Digital, ranked among the Top 30 Ad Networks and Top 20 Video Networks.(2)

•
According to comScore’s September 2013 Multi-Platform Media Metrix report, 87% of the Company’s websites and mobile properties in comScore measured markets, ranked number one or number two in their local market for overall engagement versus the Company's measured local broadcast competitors.(3)

•
During the third quarter of 2013, the Company's full service digital agency, HYFN, introduced its social media management platform, HYFN8, and the Company’s mobile marketing company, LIN Mobile, introduced its mobile analytics platform, SynergyMap and its HTML5-powered ad suite, LIN ONE™.

Special Items

Tax Benefit Associated with the Merger

On July 30, 2013, LIN TV Corp., a Delaware corporation ("LIN TV"), completed its merger with and into LIN Media, a Delaware limited liability company and wholly owned subsidiary of LIN TV, with LIN Media continuing as the surviving entity (the “Merger”) pursuant to the Agreement and Plan of Merger, dated February 12, 2013, by and between LIN TV and LIN Media.  The Merger enabled the surviving entity to be classified as a partnership for federal income tax purposes, and the change in classification was treated as a liquidation of LIN TV for federal income tax purposes, with the result that LIN TV realized a capital loss in its 100% equity interest in LIN Television Corporation ("LIN Television").

At the consummation of the Merger, LIN TV realized a capital loss of approximately $344 million, which represents the difference between its tax basis in the stock of LIN Television, and the fair market value of such stock as of July 30, 2013.  This capital loss and existing net operating losses were used to offset a portion of the capital gain recognized in the JV sale transaction earlier this year and, as a result, during the third quarter the Company recognized cash income tax savings of approximately $132.5 million and a remaining cash income tax liability related to the JV sale transaction of $30.5 million (down from our prior estimate of $48 million). Of the total income tax benefit, the Company recognized $124.6 million as a discrete tax benefit for accounting purposes during the three months ended September 30, 2013. During October, the Company made a $29 million estimated state and federal tax payment and expects to pay the remaining $1.5 million tax liability during November.

Reversal of Valuation Allowance on Deferred Tax Assets

During the third quarter of 2013, after evaluating its ability to recover certain net operating loss carryforwards, the Company concluded that $18.2 million of its valuation allowance on deferred tax assets was no longer required, and reversed the valuation allowance, resulting in a corresponding tax benefit of $18.2 million.

(1) comScore Media Metrix, Audience Duplication, September 2013 including LIN Media, LIN Digital and Dedicated Media.

(2) comScore Media Metrix, Display Ad Ecosystem, Advertising Networks, and Buy Side Adv Network. comScore Video Metrix, Video Advertising Networks - Actual Reach, September 2013 referencing LIN Digital.

(3) comScore Media Metrix Multi-Platform data; September 2013. Overall engagement references comScore's average minutes per visitors. The basis for comparison is calculated against the Company’s and local media competitors’ self-defined classification from within the comScore dictionary, excluding LIN market’s not currently measured by comScore; Birmingham, Mobile, Wichita, Savannah, Topeka, Mason City, Terre Haute and Lafayette.

	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
	(in millions)
Net income excluding special items	$4.1	$10.8
Add:
Tax benefit as a result of the Merger	124.6	124.6
Tax benefit as a result of reversal of valuation allowance	18.2	18.2
Net income as reported	$146.9	$153.6

Key Balance Sheet and Cash Flow Items

Total debt outstanding as of September 30, 2013, net of cash, was $914.6 million, compared to $843.9 million as of December 31, 2012. Unrestricted cash and cash equivalent balances as of September 30, 2013 were $27.7 million, compared to $46.3 million as of December 31, 2012.

There were no amounts outstanding under the revolving credit facility as of September 30, 2013 and December 31, 2012. As of September 30, 2013, $75 million was available for borrowing under the revolving credit facility. Consolidated net leverage, as defined in the credit agreement governing the senior secured credit facility, was 4.1x as of September 30, 2013, compared to 3.3x as of December 31, 2012. Other components of cash flow in the third quarter of 2013 include cash capital expenditures of $7.5 million and cash payments for programming of $7.9 million.

Business Outlook

The Company has provided historical quarterly financial information for its continuing operations and other key information on its website. Interested parties should go to the Investor Relations section of www.linmedia.com.

The Company expects that net revenues for the fourth quarter of 2013 will decrease in the range of 7% to 9% (or $14.7 million to $17.7 million), as compared to net revenues of $196.2 million in the fourth quarter of 2012, primarily as a result of the Company’s record political revenue in 2012. On a same station basis, the Company expects that net revenues will be down 16% to 17% compared to the fourth quarter of 2012, due largely to the absence of significant political advertising.

The Company expects that its direct operating and selling, general and administrative expenses, which include variable sales-related expenses, will increase in the range of 20% to 21% (or $17.9 million to $18.9 million) in the fourth quarter of 2013 as compared to reported expenses of $90.1 million in the fourth quarter of 2012. On a same station basis, the Company expects that direct operating and SG&A expenses will increase in the range of 4% to 6% compared to the fourth quarter of 2012.

The Company’s current outlook for revenues, expenses and cash flow items for the fourth quarter of 2013, excluding special items, are anticipated to be in the following ranges:

Fourth Quarter of 2013
Net broadcast revenues	$154.0 to $156.0 million
Interactive revenues	$22.5 to $23.5 million
Barter/Other revenues	$2.0 million
Total net revenues	$178.5 to $181.5 million
Direct operating and selling, general and administrative expenses(1)	$108.0 to $109.0 million
Station non-cash share-based compensation expense	$0.5 million
Amortization of program rights	$6.0 to $7.0 million
Cash payments for programming	$7.5 to $8.5 million
Corporate expense(1)	$7.0 to $8.0 million
Corporate non-cash share-based compensation expense	$2.0 million
Depreciation and amortization of intangibles	$16.0 to $17.0 million
Cash capital expenditures	$8.0 to $11.0 million
Cash interest expense	$13.0 to $13.5 million
Principal amortization of term loans and finance lease obligations	$2.7 million
Cash taxes (including the JV sale transaction liability)	$30.0 to $31.0 million
Effective tax rate	40% to 42%
(1) Includes non-cash share-based compensation expense.

The Company advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see “Forward-Looking Statements” below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call

The Company will hold a conference call to discuss its third quarter 2013 results today, November 6, 2013, at 8:30 AM Eastern Time. To participate in the call, please dial 1-888-389-5988 for U.S. callers and 1-719-325-2494 for international callers. The call-in pass code is 2710990. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from the Company’s website, www.linmedia.com, and can be accessed there through a link on the home page. For those unavailable to participate in the live teleconference, a replay will be accessible via the Investor Relations section of www.linmedia.com or by dialing 1-888-203-1112 and entering the same pass code as above. The telephone replay will be available through November 20, 2013.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”) and believes this should be the primary basis for evaluating its performance. Non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Free Cash Flow (“FCF”) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business. The Company makes available reconciliations of its operating income, a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s website. In addition, the Company provides additional information on its website, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.linmedia.com.

Forward-Looking Statements

The information discussed in this press release, particularly in the section with the heading “Business Outlook,” includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, local, national and political advertising growth; changes in interactive, network compensation, barter and other revenues; changes in direct operating, selling, general and administrative, amortization of program rights and corporate expenses; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, general economic uncertainty; restrictions on the Company’s operations as a result of the Company’s indebtedness; global or local events that could disrupt television broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; risks associated with acquisitions, and the integration of any acquired businesses; changes in television viewing patterns, ratings and commercial viewing measurement; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements and retransmission consent agreements; changes in government regulation; competition; seasonality; effects of complying with accounting standards; potential influence of certain shareholders, including HM Capital Partners I, LP and its affiliates, and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the SEC (which are available on the Investor Relations section of www.linmedia.com, or at www.sec.gov), which are incorporated in this release by reference. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About LIN Media

LIN Media is a local multimedia company that operates or services 43 television stations and seven digital channels in 23 U.S. markets, along with a diverse portfolio of websites, apps and mobile products that make it more convenient to access its unique and relevant content on multiple screens.

LIN Media’s highly-rated television stations deliver important local news and community stories along with top-rated sports and entertainment programming to 10.5% of U.S. television homes. LIN Media’s digital media operations focus on emerging media and interactive technologies that deliver performance-driven digital marketing solutions to some of the nation’s most respected agencies and brands. LIN Media is traded on the NYSE under the symbol “LIN”.

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– financial tables follow –

LIN Media LLC Consolidated Statement of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands, except per share data)
Net revenues	$163,110	$133,076	$468,448	$357,292

Operating expenses:
Direct operating	62,504	38,152	180,695	110,554
Selling, general and administrative	41,319	28,365	118,657	84,791
Amortization of program rights	7,605	5,612	22,542	16,212
Corporate	10,682	9,264	30,047	24,229
General operating expenses	122,110	81,393	351,941	235,786
Depreciation, amortization and other operating expenses:
Depreciation	11,429	6,824	34,387	20,234
Amortization of intangible assets	5,886	507	17,038	1,462
Restructuring charge	468	—	2,991	—
(Gain) loss from asset dispositions	(9)	(15)	173	(12)
Operating income	23,226	44,367	61,918	99,822

Other expense:
Interest expense, net	13,976	9,310	42,275	28,946
Share of loss in equity investments	—	4,156	25	4,309
Loss on extinguishment of debt	—	—	—	2,099
Other expense, net	2,055	88	2,115	176
Total other expense, net	16,031	13,554	44,415	35,530

Income before (benefit from) provision for income taxes	7,195	30,813	17,503	64,292
(Benefit from) provision for income taxes	(139,313)	11,194	(135,154)	24,101
Income from continuing operations	146,508	19,619	152,657	40,191
Discontinued operations:
Loss from discontinued operations, net of a benefit from income taxes of $541	—	—	—	(1,018)
Gain on the sale of discontinued operations, net of a provision for income taxes of $6,223	—	—	—	11,389
Net income	146,508	19,619	152,657	50,562
Net loss attributable to noncontrolling interests	(430)	(40)	(900)	(481)
Net income attributable to LIN Media	$146,938	$19,659	$153,557	$51,043

Basic income per common share attributable to LIN Media:
Income from continuing operations attributable to LIN Media	$2.78	$0.37	$2.93	$0.74
Loss from discontinued operations, net of tax	—	—	—	(0.02)
Gain on the sale of discontinued operations, net of tax	—	—	—	0.21
Net income attributable to LIN Media	$2.78	$0.37	$2.93	$0.93

Weighted-average number of common shares outstanding used in calculating basic income per common share	52,791	53,066	52,328	54,715

Diluted income per common share attributable to LIN Media:
Income from continuing operations attributable to LIN Media	$2.63	$0.36	$2.77	$0.73
Loss from discontinued operations, net of tax	—	—	—	(0.02)
Gain on the sale of discontinued operations, net of tax	—	—	—	0.20
Net income attributable to LIN Media	$2.63	$0.36	$2.77	$0.91

Weighted-average number of common shares outstanding used in calculating diluted income per common share	55,855	54,353	55,378	55,989

LIN Media LLC Consolidated Balance Sheets (unaudited)

	September 30, 2013	December 31, 2012
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$27,717	$46,307
Accounts receivable, less allowance for doubtful accounts (2013 -$3,676; 2012 - $3,599)	131,160	126,150
Deferred income tax assets	3,562	—
Other current assets	7,070	6,863
Total current assets	169,509	179,320
Property and equipment, net	227,422	241,491
Deferred financing costs	17,256	19,135
Goodwill	203,470	192,514
Broadcast licenses, net	536,515	536,515
Other intangible assets, net	52,141	59,554
Other assets	11,075	12,885
Total assets	$1,217,388	$1,241,414

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$15,801	$10,756
Accounts payable	13,072	18,955
Income taxes payable	31,019	766
Accrued expenses	50,988	153,246
Deferred income tax liabilities	—	168,219
Program obligations	7,933	10,770
Total current liabilities	118,813	362,712
Long-term debt, excluding current portion	926,551	879,471
Deferred income tax liabilities	44,182	40,556
Program obligations	3,597	4,281
Other liabilities	37,708	42,716
Total liabilities	1,130,851	1,329,736

Commitments and Contingencies

Redeemable noncontrolling interest	13,442	3,242

LIN Media members’ equity (deficit):
Class A common shares, 100,000,000 shares authorized, Issued: 38,929,602 and 35,672,528 shares as of September 30, 2013 and December 31, 2012, respectively. Outstanding: 33,483,657 and 30,724,869 shares as of September 30, 2013 and December 31, 2012, respectively	622,170	313
Class B common shares, 50,000,000 shares authorized, 20,901,726 and 23,401,726 shares as of September 30, 2013 and December 31, 2012, respectively, issued and outstanding; convertible into an equal number of shares of class A common or class C common shares	518,394	235
Class C common shares, 50,000,000 shares authorized, 2 shares as of September 30, 2013 and December 31, 2012, issued and outstanding; convertible into an equal number of shares of class A common shares	—	—
Treasury shares, 4,947,659 shares of class A common shares as of September 30, 2013 and December 31, 2012, at cost	(21,984)	(21,984)
Additional paid-in capital	—	1,129,691
Accumulated deficit	(1,010,878)	(1,164,435)
Accumulated other comprehensive loss	(34,607)	(35,384)
Total members’ equity (deficit)	73,095	(91,564)
Total liabilities, redeemable noncontrolling interest and members’ equity (deficit)	$1,217,388	$1,241,414

LIN Media LLC Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
	2013	2012
	(in thousands)
OPERATING ACTIVITIES:
Net income	$152,657	$50,562
Loss from discontinued operations	—	1,018
Gain on the sale of discontinued operations	—	(11,389)
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	34,387	20,234
Amortization of intangible assets	17,038	1,462
Amortization of financing costs and note discounts	2,723	1,746
Amortization of program rights	22,542	16,212
Cash payments for programming	(23,994)	(17,202)
Loss on extinguishment of debt	—	871
Share of loss in equity investments	25	4,309
Extinguishment of income tax liability related to the Merger	(132,542)	—
Deferred income taxes, net	(7,144)	23,256
Share-based compensation	6,766	5,308
Loss from asset dispositions	173	(12)
Other, net	1,291	1,293
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,191	(6,371)
Other assets	(597)	(1,634)
Accounts payable	(9,609)	(3,730)
Accrued interest expense	3,761	1,865
Other liabilities and accrued expenses	(12,163)	121
Net cash provided by operating activities, continuing operations	58,505	87,919
Net cash used in operating activities, discontinued operations	—	(2,736)
Net cash provided by operating activities	58,505	85,183

INVESTING ACTIVITIES:
Capital expenditures	(21,671)	(19,337)
Change in restricted cash	—	255,159
Payments for business combinations, net of cash acquired	(10,082)	(34,325)
Proceeds from the sale of assets	76	62
Shortfall loans to joint venture with NBCUniversal	—	(2,292)
Capital contribution to joint venture with NBCUniversal	(100,000)	—
Net cash (used in) provided by investing activities, continuing operations	(131,677)	199,267
Net cash provided by investing activities, discontinued operations	—	29,520
Net cash (used in) provided by investing activities	(131,677)	228,787

FINANCING ACTIVITIES:
Net proceeds on exercises of employee and director share-based compensation	1,450	652
Tax benefit from exercises of share options	2,180	—
Proceeds from borrowings on long-term debt	101,000	20,000
Principal payments on long-term debt	(49,394)	(308,128)
Payment of long-term debt issue costs	(654)	(359)
Treasury shares purchased	—	(11,386)
Net cash provided by (used in) financing activities	54,582	(299,221)

Net (decrease) increase in cash and cash equivalents	(18,590)	14,749
Cash and cash equivalents at the beginning of the period	46,307	18,057
Cash and cash equivalents at the end of the period	$27,717	$32,806